As filed with the Securities and Exchange Commission on September 21, 1995

                                                 Registration No. 33-60029
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                           --------------------------


                              Amendment No. 1 to
                                    FORM S-3
                             Registration Statement
                        Under the Securities Act of 1933
                           --------------------------


                                ALPHARMA INC.
             (Exact name of registrant as specified in its charter)
                           --------------------------

    Delaware                       22-2095212                    2834
(State or other                 (I.R.S. Employer           (Primary Standard
 jurisdiction of              Identification Number)          Industrial
 incorporation or                                          Classification Code
 organization)                                                  Number)

                              One Executive Drive
                          Fort Lee, New Jersey 07024
                                (201) 947-7774
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                                 Beth P. Hecht
                        Corporate Counsel and Secretary
                              One Executive Drive
                          Fort Lee, New Jersey 07024
                                (201) 947-7774
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                           --------------------------

                                  Copies to:

                              Glen E. Hess, P.C.
                               Kirkland & Ellis
                                Citicorp Center
                             153 East 53rd Street
                        New York, New York  10022-4675
                                (212) 446-4800
                           --------------------------


         Approximate date of commencement of proposed sale to the public:
From time to time, as soon as practicable after the effective date of this Registration Statement, as determined by market conditions.
                           --------------------------
          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]


================================================================================

                             CROSS-REFERENCE SHEET
              Furnished Pursuant to Item 501(b) of Regulation S-K

Item
 No.    Form S-3 Item Number and Caption                               Location in Caption or Prospectus
 --     ---------------------------------                              ---------------------------------
1       Forepart of the Registration Statement and Outside
        Front Cover Page of Prospectus                                 Outside front cover page of Prospectus
2       Inside Front and Outside Back Cover Page of
        Prospectus                                                     Inside front cover page of Prospectus

3       Summary Information; Risk Factors; Ratio of Earnings           Not Applicable; Risk Factors;
        to Fixed Charges                                               Not Applicable
4       Use of Proceeds                                                Use of Proceeds
5       Determination of Offering Price                                Not Applicable
6       Dilution                                                       Not Applicable
7       Selling Securityholders                                        Selling Security Holders
8       Plan of Distribution                                           Plan of Distribution
9       Description of Securities to be Registered                     Description of Class A Stock and
                                                                       Warrants
10      Interest of Named Experts and Counsel                          Legal Matters; Experts
11      Material Changes                                               The Company
12      Incorporation of Certain Information by Reference              Incorporation of Certain Information by
                                                                       Reference
13      Disclosure of Commission Position on Indemnification
        for Securities Act Liabilities                                 Not Applicable

                SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 1995

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

 PROSPECTUS


                                ALPHARMA INC.

                   2,450,246 Shares of Class A Common Stock
          Warrants to Purchase 491,674 Shares of Class A Common Stock

     This Prospectus relates to (i) issuances by ALPHARMA INC., a Delaware corporation (the "Company"), of up to 2,450,246 shares of the Company's Class A Common Stock, par value $.20 per share (the "Class A Stock"), upon exercise of certain of the Company's warrants to purchase Class A Stock (the "Warrants");
 (ii) reoffers and resales of Warrants to purchase up to 372,156 shares of Class A Stock by certain holders of the Warrants specified under "Selling Securityholders" below who may be deemed to be affiliates of the Company (the "Affiliate Warrantholders"); (iii) reoffers and resales of Warrants to purchase up to 119,518 shares of Class A Stock by certain holders of Warrants specified under "Selling Securityholders" below who received their Warrants from the Company pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), in reliance on
 Section 4(2) thereof (such persons together with the Affiliate Warrantholders being hereinafter referred to as the "Selling Securityholders"); and (iv) reoffers and resales by the Affiliate Warrantholders of up to 372,156 shares of Class A Stock purchased by such persons upon exercise of their Warrants. The Warrants include all warrants issued in connection with the Combination Transaction (as defined below), other than the warrants issued to the Sissener Parties (as defined below). The shares of Class A Stock issuable upon exercise of the Warrants are herein referred to as the "Warrant Shares."

     As part of the consideration for the Company's acquisition of the pharmaceutical, animal health, aquatic animal health and bulk antibiotics businesses of A.L. Industrier AS (formerly known as Apothekernes Laboratorium A.S), a Norwegian corporation ("A.L. Industrier"), on October 3, 1994 (the "Combination Transaction"), the Company issued warrants to purchase 3,600,000 shares of Class A Stock pursuant to a Norwegian tender offer to the shareholders of A.L. Industrier. Such warrants were issued pursuant to exemptions from the registration requirements of the Securities Act in reliance upon Regulation S promulgated thereunder and Section 4(2) thereof. The initial exercise price of the Warrants is $21.945 per share of Class A Stock, subject to certain antidilution adjustments (the "Exercise Price"). The Warrants are exercisable at the holder's option for a period commencing on or after the effective date of the registration statement of which this Prospectus is a part (the "Registration Statement") and ending at 5:00 p.m., New York City time, on January 3, 1999 (the "Expiration Date"). See "Description of the Class A Stock and Warrants" for a summary of the features of the Class A Stock and Warrants. If and when all of the Warrants have been exercised, the Company will receive proceeds of approximately $53.8 million. The Company will not receive any of the proceeds from the sale of Warrants or Class A Stock by the Selling Securityholders.

                        --------------------------------

     The Class A Stock is listed on the New York Stock Exchange under the symbol "ALO." The closing sales price of the Class A Stock on the New York Stock Exchange on September 20, 1995 was $22.00 per share. The Company intends to file an application to the New York Stock Exchange for the listing of the Warrants.

                        --------------------------------

   See "Risk Factors" for a discussion of certain considerations relevant to an investment in the Class A Stock and the Warrants.

                        --------------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        --------------------------------

                                                 Underwriting
                                                 Discounts and     Proceeds to
                              Price to Public     Commissions       Issuer(1)
                            ------------------  ---------------   -------------
Class A Stock Issuable
 Upon Exercise of
   Warrants
   Per Share.................     $21.945(2)          N/A              $21.945
   Total.....................    $53,770,648          N/A            $53,770,648

----------------------
   (1) Before deducting estimated expenses of $102,042 payable by the Company relating to the issuance of the Warrant Shares.
   (2)  This represents the initial Exercise Price of the Warrants.


              The date of this Prospectus is September 21, 1995

     No dealer, salesman or other person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus and any supplement hereto shall not constitute an offer to sell, or the solicitation of any offer to buy, any securities other than the Class A Stock or Warrants to which it relates, nor does it constitute an offer to or solicitation of any person in any state or jurisdiction in which such solicitation or offer would be unlawful. All information contained in this Prospectus is as of the date of this Prospectus. Neither the delivery of this Prospectus nor any sale made hereunder, shall under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof, or that the information contained herein is correct as of any time subsequent to the date hereof.

     No action has been or will be taken by the Company that would permit a public offering of the Class A Stock or the Warrants or the circulation or distribution of this Prospectus or any offering material in relation to the Company, the Class A Stock or the Warrants in any country or jurisdiction where action for that purpose may be required other than the United States.


                               TABLE OF CONTENTS
                                                               Page
                                                               ----
Available Information......................................     4
Incorporation of Certain Information by Reference..........     5
The Company................................................     5

Risk Factors...............................................     6
Use of Proceeds............................................     8
Description of Class A Stock and Warrants..................     9
Shares Eligible for Future Sale............................    11
Selling Securityholders....................................    11
Plan of Distribution.......................................    12
Legal Matters..............................................    14
Experts....................................................    14


                             AVAILABLE INFORMATION

     The Company is subject to the reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy materials and other information with the Securities and Exchange Commission (the "Commission").
Such reports, proxy material and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, 500 West Madison Street, Suite 9400, Chicago, Illinois 60661-2511 and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, certain of such materials are also available through the Commission's Electronic Data Gathering and Retrieval System ("EDGAR").

     This Prospectus constitutes a part of the Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, copies of which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     The Common Stock of the Company is listed and traded on the New York Stock Exchange. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents have been filed with the Commission and are incorporated by reference into this Prospectus:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

     (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995.

     (c) The Company's Current Report on Form 8-K dated May 22, 1995.

     (d) The description of the Class A Stock contained in the Company's Proxy Statement for its Special Meeting of Stockholders held on September 27, 1994 which was filed with the Commission on August 22, 1994.

     (e) The Company's Proxy Statement for its Annual Meeting of Stockholders held on June 7, 1995.

     (f) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995.

     (g) The Company's Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, filed with the Commission on September 12, 1995.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Class A Stock and Warrants offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Registration Statement.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in the Prospectus by reference, other than exhibits to such documents unless the exhibits themselves are specifically incorporated by reference. Requests for such copies should be directed to ALPHARMA INC., One Executive Drive, Fort Lee, New Jersey 07024,
Attention: Investor Relations Manager (telephone number:  (201) 947-7774).

                                  THE COMPANY

     The Company is a multinational pharmaceutical company engaged in developing, manufacturing and marketing specialty generic and proprietary human pharmaceuticals and animal health products. The Company has two principal business segments: human pharmaceuticals and animal health.

     The human pharmaceuticals business segment is comprised of three operating divisions. The U.S. Pharmaceuticals Division (the "USPD") develops, manufactures and markets specialty generic human pharmaceuticals in the United States. The International Pharmaceuticals Division develops, manufactures and markets a broad range of generic and specialty dosage-form human pharmaceuticals, oral health care products, adhesive bandages and surgical tapes under proprietary brands primarily in the Nordic and other Western European countries and Indonesia. The Fine Chemicals Division develops, manufactures and markets bulk pharmaceutical antibiotics to the pharmaceutical industry worldwide.

     The animal health business segment consists of two operating divisions.
The Animal Health Division develops, manufactures and markets feed additives and animal health products for animals raised for commercial food production worldwide. The Aquatic Animal Health Division develops, manufactures and markets vaccines for use in immunizing farmed fish against disease.

     The Company maintains dual corporate headquarters. Its principal executive offices in the United States are located at One Executive Drive, Fort Lee, New Jersey 07024 (telephone number: (201) 947-7774) and its principal executive offices in Norway are located at Harbitzaleen 3, N-0212 Oslo, Norway (telephone number: (+47) 22 52 90 00).

                                 RISK FACTORS

     Prospective investors should consider carefully the following matters, in addition to the other information concerning the Company and its business contained in this Prospectus or incorporated herein by reference, before purchasing the securities offered hereby.

General Risk Related to International Operations

     The Company derives a substantial portion of its revenues and operating income from its foreign operations. These foreign operations are subject to various risks which are not present in domestic operations, including currency exchange fluctuations and restrictions, restrictions on imports, government price controls, restrictions on the level or remittance of dividends, interest, royalties and other payments, the need for governmental approval of new operations and/or existing operations and other corporate actions, political instability and uncertainty, uncertainty as to the enforceability of commercial rights and trademarks and various types of local participation in operations (such as local equity ownership and, as required in several European countries, employee representation on boards of directors and other committees).

Exchange Rates

     The fluctuations of currencies have and will continue to impact operations of the Company since a substantial portion of its revenues (approximately 38% in 1994) are derived outside of the United States. The Company's currency fluctuation risks can generally be categorized as (i) transaction exposure (i.e., the cash flow risk of converting foreign cash flows (receipts and payments) into the functional currency of the operating entity); (ii) translation exposure (i.e., the accounting risk of converting the value of net earnings and balance sheet assets from foreign currencies to U.S. dollars); and
(iii) economic exposure (i.e., the operating risk of competing with other companies that have a cost or financing base substantially in a currency other than that of the Company or its subsidiaries). The Company cannot predict future currency fluctuations or their impact on the Company's results.

Competition

     The human pharmaceutical and animal health product businesses are highly competitive and many of the Company's competitors are substantially larger and have greater financial, technical and marketing resources than the Company. There can be no assurance that the Company will be able to compete effectively with respect to the development, manufacture, marketing or sale of its products. Certain of the Company's competitors presently have similar products on the market and new products under development. As more competitors obtain the necessary approvals to manufacture and sell similar and/or new products from government agencies, the profit margins on such products may be reduced. In addition, parallel imports (i.e., imports of competing products from neighboring countries) may also result in lower volume growth and downward pressure on prices in some product and market areas, most notably in Europe.

Government Regulation

     The development, manufacturing and marketing of most of the Company's products are subject to comprehensive government regulation in the U.S., Norway, Denmark and other countries. Government regulation includes detailed inspection of and controls over manufacturing practices and procedures, requires approvals to market products, and can result in the recall of products and suspension of production. Such government regulation substantially increases the cost of producing human pharmaceutical and animal health products. Approval of the U.S. Food and Drug Administration ("FDA") is required before any new prescription or over-the-counter drug products or any animal health drug can be marketed in the United States. Analogous governmental and agency approvals are similarly required before such products are marketed in other countries. The process of obtaining required regulatory approvals from the FDA and analogous foreign regulatory authorities takes a number of years and involves the performance of scientific tests and clinical trials and the expenditure of substantial resources.

     There can be no assurance that the FDA and foreign regulatory agencies will grant regulatory approvals to market new products or, if granted, that such regulatory approvals will be received in a timely fashion to permit successful commercialization of such products. The Company has been impacted in previous years by delays in the receipt of approvals from the FDA for new products and supplemental approvals for certain existing products. In addition, continuing studies of the proper utilization, safety and efficacy of pharmaceuticals and animal health products are being conducted by industry, government agencies and others. Such studies can call into question the utilization, safety and efficacy of previously marketed products and in some cases have resulted, and may in the future result, in the discontinuance of their marketing, and in certain countries, give rise to claims for damages from persons who believe they have been injured as a result of their use. There is also the possibility that future legislative or regulatory developments might have an adverse effect on the Company.

     The Company's manufacturing operations are required to comply with current good manufacturing practices ("CGMP") as interpreted by the FDA and, in countries outside the United States, with similar regulations. This concept encompasses all aspects of the production process, including validation and record keeping, and involves changing and evolving standards. It also means that the Company is subject to periodic on-site inspections by the FDA to ensure compliance with CGMP and by other analogous foreign agencies to ensure compliance with similar regulations. Two of the Company's subsidiaries in the USPD, Barre-National, Inc. and Able Laboratories, Inc., are parties to separate consent decrees with the FDA (the "Consent Decrees") which specify the standards each subsidiary must achieve in meeting CGMP. Therefore, continuing compliance with CGMP is a difficult and expensive part of regulatory compliance.

     The evolving and complex nature of regulatory requirements, the broad authority and discretion of the FDA and analogous foreign agencies, and the increased level of regulatory oversight have resulted in a higher possibility that from time to time the Company will be adversely affected by regulatory actions despite its ongoing efforts and commitment to achieve and maintain full compliance with all regulatory requirements.

     The levels of revenues and profitability of pharmaceutical companies in general (including the Company) may also be affected by the continuing efforts of U.S. and foreign governmental and third party payors to contain or reduce the costs of healthcare by a variety of measures. In many countries where the Company does business, including some of the Scandinavian countries, the initial prices of human pharmaceuticals are dependent upon governmental approval or clearance under governmental reimbursement schemes usually based on costs or prices of comparable products and subsequent price increases may also be regulated. In addition, certain European governments have not allowed price increases in the past three years. Such changes and efforts at reform may have a material adverse effect on the business, financial condition and profitability of the Company.

Relationship of the Company and A.L. Industrier; Controlling Stockholder

     A.L. Industrier, as the beneficial owner of 100% of the outstanding shares of the Company's Class B Common Stock, par value $.20 per share (the "Class B Stock," and together with the Class A Stock, the "Common Stock"), is presently entitled to elect 66 2/3% of the members of the Company's Board of Directors and to cast in excess of a majority of the votes generally entitled to be cast on matters presented to the Company's stockholders. The Class B Stock represents approximately 38.0% of the total Common Stock outstanding on August 31, 1995. Accordingly, A.L. Industrier is able to exert substantial control over the Company and its policies.

     In connection with the Combination Transaction, A.L. Industrier and the Company's Norwegian subsidiary, Apothekernes Laboratorium AS ("A.L. Oslo"), entered into a lease (the "Skoyen Lease") pursuant to which A.L. Industrier leases to A.L. Oslo the land and facility in Oslo, Norway where the principal administrative offices and fermentation plant for certain of the businesses purchased in the Combination Transaction are located. The Skoyen Lease has a term of 20 years. A.L. Oslo also entered into an administrative services agreement with A.L. Industrier pursuant to which A.L. Oslo performs certain administrative services for A.L. Industrier. The initial term of such agreement is three years and will be automatically extended for one-year terms thereafter unless terminated by either of the parties thereto. In addition, A.L. Oslo sells certain products, primarily multivitamins and adhesive products, to a subsidiary of A.L. Industrier for distribution to retail food stores. All transactions with A.L. Industrier are subject to review by, and in certain circumstances prior approval of, the Audit Committee of the Company's Board of Directors.

     Mr. Einar W. Sissener, a director and the Chairman and Chief Executive Officer of the Company and Chairman of A.L. Industrier, controls a total of 138,232 ordinary shares of A.L. Industrier's capital stock (representing approximately 34.6% of the outstanding A.L. Industrier shares), consisting of 52,462 A.L. Industrier shares he owns directly, 70,770 A.L. Industrier shares owned by A/S Swekk, his family-controlled private holding company ("Swekk," and together with Mr. Sissener, the "Sissener Parties") and 15,000 owned by EWS Stiftelse Trust, a trust for the benefit of Mr. Sissener's son, of which Mr. Sissener is chairman of the Board of Trustees. In addition, Mr. Sissener has the authority to vote an additional 64,850 A.L. Industrier shares (representing approximately 16.2% of the outstanding A.L. Industrier shares) owned by other members of the Sissener family.

Possible Effect of Warrants

     The Warrants provide an opportunity to profit from a rise in the market price of the Company's Class A Stock and, if exercised, will cause dilution to the other common stockholders. Further, the terms on which the Company may obtain financing during that period may be affected by the existence of the Warrants. The holders of the Warrants may exercise such Warrants at a time when the Company might be able to obtain additional capital through a new offering of securities on more favorable terms. In addition, the possibility for the simultaneous exercise of large amounts of Warrants may affect the value of the Warrants and Warrant Shares to the holders thereof and may cause volatility in the market for such securities.

Debt and Interest Rates

     The Company is a party to various agreements under which it has borrowed, or may in the future borrow, funds, on both a short-term and a long-term basis. A substantial portion of this short-term and long-term debt is at variable interest rates. Therefore, a significant increase in interest rates in the U.S. or Europe may have a material adverse effect on the Company's results of operations.

     On September 28, 1994 the Company signed a $185,000,000 credit agreement ("1994 Credit Facility") with a consortium of banks arranged by the Union Bank of Norway and Den norske Bank A.S. The 1994 Credit Facility contains various financial covenants including the maintenance of minimum equity to assets, current asset and interest coverage ratios. The equity to asset ratio requires the Company to maintain stockholders' equity (plus adjustments) of at least 30% of total assets. At June 30, 1995, the ratio computed in accordance with the terms of the 1994 Credit Facility was 35%. This ratio, if not waived or modified by the banks, would in effect require the Company to issue equity in the near term if significant additional funding for acquisitions or other purposes is required beyond that currently planned for its operating needs.

     As of June 30, 1995, the Company's long-term indebtedness was approximately $222.7 million and total common stockholders' equity was approximately $197.2 million. As a result of debt service requirements and applicable financial covenants, material adverse developments affecting the business of the Company could adversely affect the Company's ability to meet ongoing competitive pressures or to take advantage of business opportunities and could result in reductions in planned expenditures to continue to meet restrictive financial covenants. In 1993 and 1994 the Company's cash flow from operating activities was not sufficient to fund capital expenditures and acquisitions and approximately $106.0 million of debt was incurred. Capital expenditures and possible acquisitions in 1995 may exceed cash flow from operating activities. Scheduled loan repayments are approximately $13 million in 1995 and 1996 but increase to $19 million in 1997, $28 million in 1998, and $90 million in 1999. While the Company believes it has adequate financial resources available to it for planned 1995 expenditures, it may require equity financing, additional borrowing capacity or asset sales to provide for capital expenditures or debt repayments in future periods.

                                USE OF PROCEEDS

     As the Warrants are exercised, the Company will receive the Exercise Price multiplied by the number of Warrant Shares being purchased upon exercise of such Warrants. If and when all of the Warrants have been exercised, the Company will receive proceeds of approximately $53.8 million. Such proceeds are to be used for general corporate purposes, including funding of working capital and repayment of debt. Funds not required immediately for such purposes may be invested temporarily in short-term marketable securities. The Company will not receive any of the proceeds upon the sale of the Warrants or Warrant Shares by the Selling Securityholders.

                   DESCRIPTION OF CLASS A STOCK AND WARRANTS

Class A Stock

     The Company's authorized capital stock currently consists of: (i) 40,000,000 shares of Class A Stock, of which 13,413,344 shares were issued and outstanding as of August 31, 1995, (ii) 15,000,000 shares of Class B Stock, of which 8,226,562 shares were issued and outstanding as of August 31, 1995, and
(iii) 500,000 shares of Preferred Stock, par value $1.00 per share, of which none was outstanding as of August 31, 1995.

     The Class A Stock and the Class B Stock are identical in all respects, including with respect to the right to receive dividends, except as follows:
(i) the holders of the Class A Stock are currently entitled as a class to elect 33 1/3% of the Board of Directors (rounded to the nearest whole number, but not less than two members of the Company's Board of Directors), and the holders of the Class B Stock are entitled as a class to elect the remaining directors; (ii) on all other matters submitted to a vote of stockholders, the holders of the Class A Stock are entitled to one vote per share of Class A Stock held, and the holders of the Class B Stock are entitled to four votes per share of Class B Stock held; (iii) the holders of the Class B Stock have the right at any time and from time to time to convert each share of Class B Stock into one share of Class A Stock; and (iv) shares of Class A Stock may be declared and paid as dividends on shares of both Class A Stock and Class B Stock, shares of Class B Stock may be declared and paid as dividends on shares of both Class A Stock and Class B Stock, or shares of Class A Stock may be declared and paid as dividends on shares of Class A Stock and shares of Class B Stock may be declared and paid as dividends on shares of Class B Stock and in any such case the same number of shares must be declared and paid as dividends in respect of each outstanding share of Class A Stock and each outstanding share of Class B Stock. The special voting rights of the holders of the Class A Stock as reflected in clause (i) above terminate if the number of outstanding shares of Class A Stock is less than 10% of the aggregate number of outstanding shares of Class A Stock and Class B Stock, and the special voting rights of the holders of the Class B Stock as reflected in clauses (i) and (ii) above terminate if the number of outstanding shares of Class B Stock is less than 12 1/2% of such aggregate number, in each case as determined on the record date for the stockholder vote.

     The Company may not subdivide or combine either class of Common Stock without at the same time combining or subdividing shares of the other class of Common Stock in the same proportion. Upon liquidation of the Company, holders of the Class A Stock and the Class B Stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all obligations of the Company, and payments due in respect of any other senior securities of the Company, including any shares of Preferred Stock. Holders of Common Stock do not have cumulative voting rights or preemptive, subscription or, except as set forth above with respect to the Class B Stock, conversion rights.

Warrants

     General. The Warrants have been issued in registered form pursuant to the terms of a warrant agreement (the "Warrant Agreement") dated October 3, 1994 between the Company and The First National Bank of Boston, as the warrant agent (the "Warrant Agent"), a copy of which is filed as an exhibit to the Company's Annual Report on Form 10-K incorporated herein by reference. The statements herein relating to the Warrants and the Warrant Agreement are summaries and are subject to the detailed provisions of the Warrant Agreement, to which reference is hereby made for a complete statement of those provisions. Whenever particular provisions of the Warrant Agreement or terms defined therein are referred to herein, those provisions or definitions are incorporated by reference as part of the statements made, and the statements are qualified in their entirety by that reference.

     The Warrants represent a portion of the warrants issued by the Company in the Combination Transaction. In the Combination Transaction, the Company issued warrants to purchase an aggregate of 3,600,000 shares of Class A Stock (representing approximately 14.3% of the total Common Stock outstanding as of August 31, 1995, assuming all warrants had been exercised at such date) pursuant to the Warrant Agreement. All of the warrants issued pursuant to the Warrant Agreement have identical terms, except that the warrants held by the Sissener Parties (the "Sissener Warrants") are not exercisable or transferable (except for certain permitted transfers) until October 3, 1997.

     Exercise of Warrants. Each Warrant entitles the registered holder thereof to purchase one share of Class A Stock at the initial Exercise Price of $21.945 per share, subject to certain antidilution adjustments. The Exercise Price is payable in cash only. The Warrants are exercisable, at the holder's option, as a whole or from time to time in part at any time, beginning after the date that the Registration Statement of which this Prospectus constitutes a part becomes effective and ending at 5:00 p.m., New York City time, on January 3, 1999 in accordance with the terms of the Warrants and the Warrant Agreement. The Company may at its option extend the Expiration Date of the Warrants for such period as it may determine. However, so long as the Sissener Parties own the Sissener Warrants, any such change in the terms of the Warrants is subject to certain restrictions on transactions with interested parties pursuant to the General Corporation Law of the State of Delaware.
Notice of such change in the Expiration Date will be given to the Warrant Agent and the holders of the Warrants. The Company will not be required to issue any fractional shares of Class A Stock or, under certain circumstances, any fractional Warrants. Holders of Warrants will receive cash in lieu of any such fractional shares or Warrants.

     Certain Adjustments. No adjustment in the Exercise Price or the number of Warrant Shares purchasable upon exercise of the Warrants will be made for any cash dividends or distributions payable out of consolidated earnings or earned surplus. The Exercise Price and the number of Warrant Shares purchasable upon exercise of each Warrant are subject to adjustment upon (1) the payment of a dividend by the Company on its shares of Class A Stock in shares of Class A Stock or Class B Stock, (2) any subdivision, combination, or reclassification of the Class A Stock, (3) any distribution by the Company generally to the holders of the Class A Stock of certain rights, options, or warrants to subscribe for or purchase shares of Class A Stock at a price per share lower than the then current market price per share, or (4) any distribution by the Company generally to the holders of the Class A Stock of evidences of indebtedness or assets (excluding certain cash dividends or distributions), or other rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase Class A Stock. No adjustment in the Exercise Price or the number of Warrant Shares purchasable upon exercise of the Warrants will be required until cumulative adjustments would require a change of at least 1% in the number of Warrant Shares purchasable upon exercise of the Warrants. In lieu of adjusting the number of shares of Class A Stock issuable upon exercise of each Warrant, the Company may elect to adjust the number of outstanding Warrants.

     Notwithstanding the foregoing, in case of a consolidation, merger, sale or conveyance of the property of the Company as an entirety or substantially as an entirety, the holder of each outstanding Warrant shall continue to have the right to exercise the Warrant for the kind and amount of shares and other securities and property receivable by a holder of the number of shares of Class A Stock for which such Warrants were exercisable immediately prior thereto.

     Transferability. Any Warrant may be transferred, split up, combined or exchanged for another Warrant or Warrants entitling the registered holder thereof to purchase a like number of shares of Class A Stock as the Warrant certificate or certificates surrendered. Certificates may be exchanged for other certificates in different denominations representing Warrants to purchase the same aggregate number of shares at any time.

     No Rights as Holder of Class A Stock. No holder of Warrants shall be entitled to vote or consent or receive dividends or be deemed for any other purpose the holder of Class A Stock or of any other securities of the Company that may at any time be issuable upon the exercise of the Warrants until the Warrants are properly exercised as provided in the Warrant Agreement.

     Certain Registration Rights. The Warrants were issued pursuant to exemptions from the registration requirements of the Securities Act, in reliance on Regulation S promulgated under, and Section 4(2) of, the Securities Act. Pursuant to the Warrant Agreement, the Company is obligated to file with the Commission and use its best efforts to cause the Registration Statement to become effective by October 3, 1995. The Company is also obligated to use its best efforts to keep the Registration Statement continuously effective from the date on which it is declared effective by the Commission through the tenth business day following the Expiration Date or in the case of any affiliate of the Company, until the earlier of (x) such time as may be necessary to permit sale of such affiliate's Warrant Shares or (y) the second anniversary of the Expiration Date. Pursuant to the Warrant Agreement, the Company is obligated to take all action necessary to list the Warrants and the Warrant Shares for trading or quotation on the New York Stock Exchange or, if such listing is in the opinion of the Company impracticable, on another national securities exchange or an over-the-counter quotation system as the Company's Board of Directors deems appropriate to facilitate the trading of the Warrants and the Warrant Shares.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of significant amounts of shares of the Class A Stock in the public market may have an adverse effect on the prevailing market price. In the Combination Transaction, the Company issued, pursuant to exemptions from the registration requirements of the Securities Act in reliance on Regulation S promulgated thereunder and Section 4(2) thereof, (i) Warrants to purchase 491,674 shares of Class A Stock (approximately 2.9% of the shares of Class A Stock outstanding on August 31, 1995, assuming all warrants had been exercised at such date) to the Selling Securityholders, (ii) warrants to purchase 1,149,755 shares of Class A Stock (approximately 6.8% of the shares of Class A Stock outstanding on August 31, 1995, assuming all warrants had been exercised at such date) to the Sissener Parties, and (iii) Warrants to purchase 1,958,571 shares of Class A Stock (approximately 11.5% of the shares of Class A Stock outstanding on August 31, 1995, assuming all warrants had been exercised at such date) to certain other A.L. Industrier shareholders (the "Other Warrants").

     The Warrants issued to the Selling Securityholders may be sold from time to time after the date of this Prospectus. See "Plan of Distribution -- Distribution of Warrants and Warrant Shares by Selling Securityholders." In addition, after the date of this Prospectus, the holders of the Other Warrants may sell their Warrants from time to time pursuant to an exemption from the registration requirements of the Securities Act in reliance on Section 4(1) thereof.

     The Sissener Warrants are identical to the Warrants in all respects, except that the Sissener Parties are not permitted to exercise their warrants before October 3, 1997, and may not transfer the Sissener Warrants prior to October 3, 1997 except in a transfer by operation of law, a transfer pursuant to applicable laws of descent and distribution, or a transfer to the owners of an entity holder upon the liquidation of such entity. The Company expects to file with the Commission a registration statement (the "Sissener Registration Statement") relating to the Sissener Warrants and the shares of Class A Stock issuable upon exercise thereof so that such securities are freely tradeable in the United States on and after October 3, 1997. Pursuant to the Warrant Agreement, the Company agreed to use its best efforts to keep each of the Registration Statement and the Sissener Registration Statement continuously effective from the date on which it is declared effective by the Commission through the tenth business day following the Expiration Date or in the case of any affiliate of the Company, until the earlier of (x) such time as may be necessary to permit sales of such affiliate's Warrant Shares or (y) the second anniversary of the Expiration Date.

                            SELLING SECURITYHOLDERS

     The following table sets forth (i) the name of each Selling
Securityholder, (ii) any position, office, or other material relationship the Selling Securityholder has had in the last three years with the Company or its predecessors or affiliates, (iii) the number of Warrants owned at May 31, 1995 by and to be sold for the account of such Selling Securityholder and the number of Warrant Shares obtainable upon exercise of the Warrants owned by such Selling Securityholder and to be sold for the account of such person pursuant to this Prospectus unless otherwise noted, (iv) the percentage of Warrants outstanding at August 31, 1995 owned by such Selling Securityholder, (v) the number of shares of Class A Stock owned by such Selling Securityholder at August 31, 1995, assuming no Warrants held by such Selling Securityholder are exercised, (vi) the number of shares of Class A Stock owned by such Selling Securityholder at August 31, 1995, assuming all Warrants held by such Selling Securityholder are exercised, and (vii) the percentage of Class A Stock outstanding at August 31, 1995 owned by such Selling Securityholder, assuming all Warrants are exercised.


                                  Number of                          Shares of Class A    Shares of Class    Percentage of
                               Warrants Owned                          Stock Owned at       A Stock Owned    Class A Stock
                                     at            Percentage of      August 31, 1995   at August 31, 1995   Outstanding at
                              August 31, 1995/    Total Number of       Assuming No        Assuming All     August 31, 1995
                               Warrant Shares        Warrants          Warrants Held       Warrants Held     Assuming All
      Selling                  Obtainable Upon    Outstanding at      by Such Person      by Such Person     Warrants are
   Securityholder                 Exercise      August 31, 1995(1)     are Exercised       are Exercised     Exercised(2)
----------------------------- ----------------  ------------------  ------------------  ------------------ ----------------
Evelyn A. Connors+                    5,691.30         *                           0             5,691.30            *
EWS Stiftelse (3)                   139,950.00        3.9                          0           139,950.00            *
Thor Kristiansen (4)                  4,665.00         *                           0             4,665.00            *
Geraldine Leonhardt+                 18,660.00         *                           0            18,660.00            *
James W. Leonhardt Trust+            18,660.00         *                           0            18,660.00            *
William S. Leonhardt Trust+          18,660.00         *                    9,187.00            27,847.00            *
W.S. Leonhardt Trust+                18,660.00         *                           0            18,660.00            *
Jannick Lindback+                     1,866.00         *                           0             1,866.00            *
Kjersti Sissener Munthe(5)          110,094.00        3.1                          0           110,094.00            *
Kari Sissener(6)                     93,300.00        2.6                          0            93,300.00            *
Janet Small+                         18,660.00         *                           0            18,660.00            *
Georg W. Sverdrup (7)                18,660.00         *                    4,500.00(8)         23,160.00            *
Erik G. Tandberg (9)                     74.64         *                           0                74.64            *
Lynne Toth+                          18,660.00         *                           0            18,660.00            *
Anniken Edwin Wiik(10)                  139.95         *                           0               139.95            *
Ingrid Wiik (11)                      5,271.45         *                        33.3             5,304.75            *

-----------------
+ This Prospectus does not relate to the resale or reoffer of Warrants Shares held by such person.
*    Less than 1%.

(1) Warrants to purchase an aggregate of 3,600,000 shares of Class A Stock were outstanding at August 31, 1995.
(2) Assumes warrants to purchase an aggregate of 3,600,000 shares of Class A Stock have been exercised.
(3) EWS Stiftelse is a trust fund established for the benefit of the son of Einar W. Sissener. Mr. Sissener is the Chairman of the Board of Trustees for this fund.
(4) Mr. Kristiansen has been Vice President of the Company and the President of the Company's Fine Chemicals Division since October 3, 1994.
(5) Ms. Munthe is the wife of Gert W. Munthe, who has been a director of the Company since June 20, 1994, and is a daughter of Einar W. Sissener.
(6)  Ms. Kari Sissener is the wife of Einar W. Sissener.
(7)  Mr. Sverdrup has been a director of the Company since June 20, 1994.
(8)  These shares of Class A Stock are owned by Unger-Vetlesen Medical Fund.
     Mr. Sverdrup has advised the Company that, as Chairman of the Board of Unger-Vetlesen Medical Fund, he has sole voting power with respect to, and may be deemed to be the beneficial owner of, such shares.
(9)  Mr. Tandberg has been a director of the Company since June 20, 1994.
(10) Ms. Anniken Wiik is the daughter of Ingrid Wiik.
(11) Ms. Ingrid Wiik has been Vice President of the Company and the President of the Company's International Pharmaceuticals Division since October 3, 1994.



                              PLAN OF DISTRIBUTION

Distribution of Class A Stock by the Company

     Upon the exercise of each Warrant from time to time, the Company shall deliver the shares of Class A Stock to the Warrant Agent for delivery to a holder of a Warrant who is exercising such Warrant. The Warrants are exercisable at the option of the holder thereof, on or after the date hereof prior to the Expiration Date.

Distribution of Warrants and Warrants Shares by Selling Securityholders

     The Company has been advised that the Selling Securityholders may sell their Warrants from time to time and that the Affiliate Warrantholders may sell their Warrant Shares from time to time in one or more of the following transactions:

     (a) privately negotiated transactions between the Selling Securityholders and a purchaser;

     (b) offerings through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of such securities for whom they act as agents;

     (c) transactions or distributions (including block trades) on the New York Stock Exchange or other United States or foreign stock exchanges where unlisted trading privileges are available;

     (d) transactions or distributions in the over-the-counter market;

     (e) sales through broker-dealers (whether or not on exchanges) acting as agents for the Selling Securityholder or to broker-dealers who may purchase the securities as principals and thereafter sell such securities; or

     (f) where applicable, a combination of any of the foregoing.

     In addition, any Warrants or Warrant Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus.

     Pursuant to the Warrant Agreement, if original holders of not less than 25% of the outstanding Warrants so request, the Company has agreed to enter into an underwriting agreement with such holders and an investment banking firm containing customary representations, warranties and provisions relating to indemnification and contribution. In addition, the Company has agreed to use its reasonable efforts to cooperate with such investment banking firm to facilitate any such offering. Any underwriter will be identified, and any underwriting compensation paid by the Selling Securityholder to underwriters or agents in connection with the offering of the Warrants or Warrant Shares and any discounts, concessions or commissions allowed by underwriters to participating dealers will be described, to the extent required, in a prospectus supplement. In addition, upon notification to the Company by a Selling Securityholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus identifying the participating brokers or dealers and describing any compensation to be paid by the Selling Securityholder to such person will be filed with the Commission, if required, pursuant to Rule 424 under the Securities Act. Underwriters, dealers and agents participating in the distribution of the Warrants or Warrant Shares may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Warrants or Warrant Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     Pursuant to the Warrant Agreement, the Company is obligated to use its best efforts to keep the Registration Statement covering all Warrants and Warrant Shares continuously effective from the date on which it is first declared effective by the Commission through the close of business ten (10) business days following the Expiration Date; provided however, that if the Company has received a written request from any person who in the judgment of the Company may be deemed to be an affiliate of the Company (as that term is defined in Rule 144 promulgated under the Securities Act), prior to the Expiration Date that any Warrant Shares acquired are owned or deemed to be owned by such affiliate and that such Warrant Shares will be owned or will be deemed to be owned by such affiliate on and after the Expiration Date, then the Company shall use its best efforts to keep the Registration Statement of the Warrant Agreement effective for so long as necessary to permit sales of such Warrant Shares to be made by such affiliate but in no event longer than the second anniversary of the Expiration Date. So long as any unexpired Warrants remain outstanding prior to the Expiration Date and if required in order to comply with the Securities Act, the Company agrees that it will file such post-effective amendments to the Registration Statement as necessary.

     Pursuant to the Warrant Agreement, the Company is obligated to list the Warrants and Warrant Shares for trading or quotation on the New York Stock Exchange. If such listing is in the opinion of the Company impracticable, the Company has agreed to list the Warrants and Warrant Shares on one of the following securities exchanges or securities markets, as the board of directors of the Company deems appropriate to facilitate the trading of the Warrants: (i) another national securities exchange; (ii) quotation on the National Association of Security Dealers Automated Quotations system ("NASDAQ") or the National Association of Security Dealers Automated Quotation/National Market System ("NASDAQ/NMS"); or (iii) such other over-the-counter quotation system.

     Pursuant to the Warrant Agreement, the Company has agreed to indemnify the holders of Warrants and Warrant Shares and each person who controls such holder, and each holder of Warrants or Warrant Shares will indemnify the Company and each person who controls the Company, against certain liabilities, including liabilities under the Securities Act.

     Pursuant to the Warrant Agreement, the Company is obligated to pay all out-of-pocket expenses (other than underwriting discounts and commissions) incurred in connection with the Registration Statement including, without limitation, all Commission and blue sky registration and filing fees, printing expenses, transfer agents' and registrars' fees, fees and disbursements of the Company's and the Warrantholders' counsel (provided however that the Warrantholders are only entitled to one counsel as a group selected by the holders of a majority of the Warrant Shares) and accountants and fees and disbursements of experts used by the Company in connection with such registration. The Selling Securityholders are solely responsible from paying any underwriting or brokerage discounts or commissions with respect to the sale of their Warrants and Warrant Shares offered hereby.

                                 LEGAL MATTERS

     The validity of the issuance of the Warrants and Warrant Shares will be passed upon for the Company by Kirkland & Ellis. Mr. Glen E. Hess has been a director of the Company since 1983. Mr. Glen E. Hess's professional corporation is a partner of Kirkland & Ellis, a law firm which since 1978 has performed significant legal services for the Company.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of the Company as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 incorporated by reference herein and elsewhere in the Registration Statement, have been incorporated by reference in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, upon the authority of said firm as experts in accounting and auditing.

               PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the expenses, other than underwriting discounts and commissions, paid or payable in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates except for the Commission registration fee and NYSE filing fee. All of the following expenses will be paid by the Company.

Commission registration fee................................   $ 18,542
NYSE filing fee............................................     43,500
Accounting fees and expenses...............................     15,000
Legal fees and expenses....................................     25,000
                                                              --------
                  Total                                       $102,042
                                                              ========

Item 15.  Indemnification of Directors and Officers.

     Section 102 of the General Corporation Law of the State of Delaware ("GCL") allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Company's Amended and Restated Certificate of Incorporation ("Amended Certificate of Incorporation") contains a provision which eliminates directors' personal liability as set forth above.

     The Amended Certificate of Incorporation and the Company's Amended and Restated Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Section 145 of the GCL; provided,
                                                                    --------
however, that, except with respect to proceedings to enforce rights to
-------
indemnification, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Company's Board of Directors.
Section 145 of the GCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

     Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

     Subsection (b) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     Section 145 of the GCL further provides that indemnification provided therein shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Pursuant to the Amended Certificate of Incorporation, if a claim for indemnification (including the advancement of expenses) is not paid in full by the Company within forty-five days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee also shall be entitled to be paid the expense of prosecuting or defending such suit.

     The Company maintains insurance policies for general officers' and directors' liability insurance and fiduciary liability insurance covering all of the Company's directors and officers in certain instances where by law they may not be indemnified by the Company.

     In addition,  pursuant to the Warrant Agreement, the Selling
Securityholders have agreed to indemnify the Company's directors, officers and control persons against certain liabilities in connection with the Selling Securityholders' offers of the Warrants and Warrant Shares registered hereby, including liabilities under the Securities Act.

Item 16.        Exhibits.
                --------
The following is a list of exhibits to this Registration Statement.

Exhibit No.                   Description of Document                   Page No.
-----------                   -----------------------                   -------
 **3.1       Certificate of Amendment of the Certificate of
             Incorporation of A.L. Pharma Inc. dated September 15,
             1995 and filed with the Secretary of State of Delaware
             on September 15, 1995                                         --

  *4.1       Amended and Restated Certificate of Incorporation of
             A.L. Pharma Inc., (as the Company was formerly known)
             dated September 30, 1994 and filed with the Secretary of
             State of Delaware on October 3, 1994 (Incorporated by
             reference to Exhibit 3.1 to the Company's Annual Report
             on Form 10-K (File No. 1-8593) for the fiscal year ended
             December 31, 1994)                                            --

  *4.2       Amended and Restated Bylaws of A.L. Pharma Inc., (as the
             Company was formerly known) effective as of October 3,
             1994 (Incorporated by reference to Exhibit 3.1 to the
             Company's Annual Report on Form 10-K (File No. 1-8593)
             for the fiscal year ended December 31, 1994)                  --

  *4.3       Warrant Agreement (the "Warrant Agreement") dated
             October 3, 1994 between the Company and the First
             National Bank of Boston, as Warrant Agent (Incorporated
             by reference to Exhibit 4.2 of the Company's Annual
             Report on Form 10-K (File No 1-8593) for the fiscal year
             ended December 31, 1994)                                      --

  *4.4       Form of Warrant Certificate (included as Exhibit A to
             the Warrant Agreement)                                        --

  *5         Opinion and consent of Kirkland & Ellis

 **23.1      Consent of Coopers & Lybrand L.L.P.

  *23.2      Consent of Kirkland & Ellis (included in Exhibit 5)           --

  *24        Power of Attorney (included on the signature pages to         --
             this Registration Statement)

----------
 * Previously filed.
** Filed herewith.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lee, New Jersey on September 21, 1995.



                         ALPHARMA INC.

                         By:  /s/ Jeffrey E. Smith
                              ----------------------------------------------
                              Name:  Jeffrey E. Smith
                              Title: Vice President, Finance and Chief
                                     Financial Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature to this Registration Statement appears below hereby appoints Jeffrey E. Smith and Beth
 P. Hecht, and each of them, any one of whom may act without the joinder of the others, as his or her attorney-in-fact with full power of substitution and resubstitution to sign on his or her behalf individually and in the capacity stated below, and to sign and file all amendments and post-effective amendments to this Registration Statement and any and all other documents that may be required in connection with the filing of this Registration Statement, which amendments may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date:  September 21, 1995                                  *
                                        ---------------------------------------
                                        Einar W. Sissener
                                        Chairman, Director and Chief Executive
                                        Officer (Principal Executive Officer)

Date:  September 21, 1995                                  *
                                        ---------------------------------------
                                        Jeffrey E. Smith
                                        Vice President, Finance and Chief
                                        Financial Officer (Principal Financial
                                        Officer and Principal Accounting
                                        Officer)

Date:  September 21, 1995                                  *
                                        ---------------------------------------
                                        James Balog
                                        Director, Chairman of Audit Committee

Date:  September 21, 1995                                  *
                                        ---------------------------------------
                                        I. Roy Cohen
                                        Director, Chairman of Executive
                                        Committee

Date:  September 21, 1995                                  *
                                        ---------------------------------------
                                        Thomas G. Gibian
                                        Director, Chairman of Compensation
                                        Committee

Date:  September 21, 1995                                  *
                                        ---------------------------------------
                                        Glen E. Hess
                                        Director

Date:  September 21, 1995                                  *
                                        ---------------------------------------
                                        Gert W. Munthe
                                        Director

Date:  September 21, 1995                                  *
                                        ---------------------------------------
                                        Georg W. Sverdrup
                                        Director

Date:  September 21, 1995                                  *
                                        ---------------------------------------
                                        Erik G. Tandberg
                                        Director

Date:  September 21, 1995                                  *
                                        ---------------------------------------
                                        Peter G. Tombros
                                        Director

Date:  September 21, 1995               /s/ Jeffrey E. Smith
                                        ---------------------------------------
                                        Jeffrey E. Smith
                                        Attorney-In-Fact

---------------
*Filed previously.

                               INDEX OF EXHIBITS


Exhibit No.                   Description of Document                   Page No.
-----------                   -----------------------                   -------
 **3.1       Certificate of Amendment of the Certificate of
             Incorporation of A.L. Pharma Inc. dated September 15, 1995 and filed with the Secretary of State of Delaware on
             September 15, 1995                                            --

  *4.1       Amended and Restated Certificate of Incorporation of
             A.L. Pharma Inc., (as the Company was formerly known)
             dated September 30, 1994 and filed with the Secretary of
             State of Delaware on October 3, 1994 (Incorporated by
             reference to Exhibit 3.1 to the Company's Annual Report
             on Form 10-K (File No. 1-8593) for the fiscal year ended
             December 31, 1994)                                            --

  *4.2       Amended and Restated Bylaws of A.L. Pharma Inc., (as the
             Company was formerly known) effective as of October 3,
             1994 (Incorporated by reference to Exhibit 3.1 to the
             Company's Annual Report on Form 10-K (File No. 1-8593)
             for the fiscal year ended December 31, 1994)                  --

  *4.3       Warrant Agreement (the "Warrant Agreement") dated
             October 3, 1994 between the Company and the First
             National Bank of Boston, as Warrant Agent (Incorporated
             by reference to Exhibit 4.2 of the Company's Annual
             Report on Form 10-K (File No 1-8593) for the fiscal year
             ended December 31, 1994)                                      --

  *4.4       Form of Warrant Certificate (included as Exhibit A to
             the Warrant Agreement)                                        --

  *5         Opinion and consent of Kirkland & Ellis

 **23.1      Consent of Coopers & Lybrand L.L.P.

  *23.2      Consent of Kirkland & Ellis (included in Exhibit 5)           --

  *24        Power of Attorney (included on the signature pages to         --
             this Registration Statement)

----------
 * Previously filed.
** Filed herewith.